UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2013

GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28107	88-0399260
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

112 North Curry Street, Carson City, Nevada 89703
(Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01    Other Events.

On August 22, 2013, Gilla Inc. (the “Company”) issued a press release announcing that the Company’s board of directors has approved a non-brokered private offering of unsecured subordinated convertible debentures ("Debentures") for aggregate gross proceeds of up to USD $2,000,000. The Debentures are expected to mature on January 31, 2016 and bear interest at a rate of 12% per annum, which shall be paid quarterly in arrears. The Debentures shall be convertible into the Common Stock of the Company (the "Common Stock") at a conversion rate of $0.10 per share at any time prior to the maturity date. The offering is expected to close on or about September 30, 2013, and is issuable in multiple tranches.

The proceeds of the offering will be used to repay debt, advance the electronic cigarette business which includes the purchase of inventory, capital expenditures in technology for the online marketing strategy, corporate marketing initiatives, working capital and general administrative purposes.

Neither the Debentures nor the Common Stock issuable upon conversion thereof have been registered under the Securities Act of 1933, as amended, or any state securities laws and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Debentures will be sold in a private placement only to accredited investors in the United States and pursuant to Regulation S outside the United States.

A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release issued on August 22, 2013 amends and restates a press release issued by the Company on August 21, 2013, which is superseded by the August 22, 2013 press release.

This Report on Form 8-K and the press release attached hereto do not constitute a solicitation or offering to purchase the Debentures or any other securities of the Company.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated August 22, 2013 from Gilla Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

Date: August 23, 2013	By:	/s/ J. Graham Simmonds
	Name:	J. Graham. Simmonds
	Title:	Chief Executive Officer